EXHIBIT 10.9

AMSOUTH BANCORPORATION

SUPPLEMENTAL THRIFT PLAN

Amended and Restated as of January 1, 2004

Article I.    The Plan

1.1	Establishment of the Plan

AmSouth Bancorporation (the “Company”) established the AmSouth Bancorporation Supplemental Thrift Plan for eligible employees of the Company and participating Affiliates, effective as of January 1, 1995. This plan shall be known as the AmSouth Bancorporation Supplemental Thrift Plan (the “Plan”).

1.2	Purpose of the Plan

The Plan is intended to restore benefits that are cut back as a result of certain legal limits that apply to the AmSouth Bancorporation Thrift Plan.

The group of eligible employees shall be limited to a “select group of management or highly compensated employees” within the meaning of ERISA Section 201(2).

Benefits provided under this Plan shall be paid solely from the general assets of the Company and participating Affiliates. This Plan, therefore, is exempt from the participation, vesting, funding and fiduciary requirements of Title I of ERISA. The Company may establish a rabbi trust (the “Trust”) which may be used to pay benefits arising under the Plan and all costs, charges and expenses relating thereto; except that, to the extent that the funds held in the Trust are insufficient to pay such benefits, costs, charges and expenses, the Company shall pay such benefits, costs, charges and expenses.

1.3	Applicability of the Plan

This Plan applies only to eligible Employees who are in the active employ of the Company or a participating Affiliate on or after January 1, 1995.

Article II.    Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below unless otherwise expressly provided. When the defined meaning is intended, the term is capitalized. The definition of any term in the singular shall also include the plural.

2.1	Account

Account means the bookkeeping account for each Participant that represents the Participant’s total interest under the Plan. A Participant’s Account consists of the following subaccounts:

(a)	Salary Reduction Contributions Account means the portion of the Participant’s Account attributable to salary reduction contributions made on the Participant’s behalf under Section 4.1, including any gains and losses credited on such contributions under Section 5.2.

(b)	Matching Contributions Account means the portion of the Participant’s Account attributable to matching contributions made by the Employer on the Participant’s behalf under Section 4.2 including any gains and losses credited on such contributions under Section 5.2.

2.2	Affiliate

Affiliate means—

(a)	AmSouth Bancorporation, and

(b)	any other entity which, along with the Company, is a member of a controlled group of employers under Code Section 414(b), (c), (m), or (o).

2.3	Beneficiary

A Participant’s Beneficiary under this Plan shall be the same person or entity designated as the Participant’s beneficiary under the Thrift Plan.

2.4	Board

Board means the Company’s Board of Directors.

2.5	Code

Code means the Internal Revenue Code of 1986, as amended, or as it may be amended from time to time. A reference to a particular section of the Code shall also be deemed to refer to the regulations under that Code section.

2.6	Company

Company means AmSouth Bancorporation or any successor thereto.

2.7	Compensation

Compensation for any Plan Year means a Participant’s “Compensation” as defined under the Thrift Plan, without regard to any limits on such Compensation imposed by Code section 401(a)(17).

2.8	Employee

Employee means any person who is employed by the Company or an Affiliate.

2.9	Employer

Employer means the Company and each Affiliate which has adopted this Plan for its eligible Employees.

2.10	ERISA

ERISA means the Employee Retirement Income Security Act of 1974, as amended, or as it may be amended from time to time. A reference to a particular section of ERISA shall also be deemed to refer to the regulations under that section.

2.11	Participant

Participant means an Employee of an Employer who has met, and continues to meet, the eligibility requirements of Section 3.1.

2.12	Plan

Plan means the AmSouth Bancorporation Supplemental Thrift Plan, as amended from time to time.

2.13	Plan Administrator

Plan Administrator means the AmSouth Benefits Committee.

2.14	Plan Year

Plan Year means the calendar year.

2.15	Thrift Plan

Thrift Plan means the AmSouth Bancorporation Thrift Plan, which is a defined contribution profit sharing plan with a cash or deferred arrangement qualified under Code Sections 401(a), (k) and (m) as amended from time to time.

2.16	Termination of Service

Termination of Service means an Employee’s death or resignation, discharge, or retirement from the Company and its Affiliates.

2.17	Valuation Date

Valuation Date means the last day of each calendar quarter and any other date that the Plan Administrator selects in its sole discretion for the revaluation and adjustment of Accounts.

Article III.    Participation

3.1	Eligibility

(a)	Any Employee who is eligible to participate in the Thrift Plan and whose annual base salary including amounts not currently includible in gross income under Code sections 125, 401(k) or 402(a)(8) but excluding special pay, bonuses, commissions or other incentive pay, reimbursement for expenses, special supplements for automobile or club dues and the Prior Profit Sharing Plan Bonus (“Base Salary”) as of January 1, 1995 is equal to or greater than $150,000 shall be a Participant in this Plan as of January 1, 1995.

(b)	Any other Employee who is eligible to participate in the Thrift Plan and whose annual base salary including amounts not currently includible in gross income under Code sections 125, 401(k) or 402(a)(8) but excluding special pay, bonuses, commissions or other incentive pay, reimbursement for expenses, special supplements for automobile or club dues and the Prior Profit Sharing Plan Bonus (“Base Salary”) is equal to or greater than $150,000 as of January 1 of any year shall be a Participant in this Plan as of that January 1. Any employee hired during the year whose Base Salary is equal to or greater than $150,000 on the date of hire shall be a Participant immediately.

(c)	Any other Employee shall be a Participant on the first day of the month immediately following the date he or she is designated in writing as a Participant in this Plan by the Chief Executive Officer of the Company or his designee.

However, no Employee shall become a Participant unless the Employee is a member of a “select group of management or highly compensated employees” within the meaning of ERISA Section 201(2).

3.2    Duration

An Employee who becomes a Participant under section 3.1 shall remain an active Participant until his or her Termination of Service. No contributions shall be credited to the Account of an individual after his active participation has been terminated. However, such individual shall continue to be a Participant for all other purposes until all benefits to which he or she is entitled to receive under this Plan have been paid.

3.3    Irrevocable Election of Form of Distribution

Upon becoming eligible to participate in this Plan, a Participant shall make a one-time irrevocable election of the form of distribution of benefits from the Plan on a form provided by the Plan Administrator. An election to receive installment distributions shall be revocable in the event of a change in control of the Company as defined in Section 4.4. The Participant must choose to receive benefit distributions at his or her Termination of Service (in accordance with Section 6.1) in (i) a lump sum cash payment within ninety (90) days of the Valuation Date immediately following the Participant’s Termination of Service; (ii) substantially equal annual installments over a period of five (5) years beginning within ninety (90) days of the Valuation Date immediately following the Participant’s Termination of Service; or (iii) substantially equal annual installments over a period of ten (10) years beginning within ninety (90) days of the Valuation Date immediately following the Participant’s Termination of Service. All Participants who are actively employed and are participating in the Plan on December 31, 2003 must make the irrevocable election on or prior to December 31, 2003 on a form provided by the Plan Administrator. Any such Participant who fails to complete and return an election form during such period will be deemed to have irrevocably elected to receive a lump sum distribution as described in (i) above. Any election to receive installment distributions rather than a lump sum distribution by an individual who is a Participant in the Plan on December 31, 2003 will not become effective until January 1, 2006. If such a Participant becomes entitled to a distribution prior to January 1, 2006, such distribution shall be paid in a lump sum as provided above. Notwithstanding any election by the Participant, if the Participant’s balance at the time of his or her Termination of Service does not exceed $50,000, the Participant’s benefit shall be paid in a lump sum cash payment within ninety (90) days of the Valuation Date immediately following the Participant’s Termination of Service.

Article IV.    Benefits

4.1	Salary Reduction Contributions

(a)	Salary Reduction Agreement. Each Participant in this Plan may execute a supplemental salary reduction agreement on a form prescribed by the Plan Administrator. On this form the Participant may elect to reduce his or her Compensation for the Plan Year by a whole percentage that does not exceed twenty-five percent (25%). The supplemental salary reduction agreement shall be executed prior to the first day of the Plan Year for which it is to be effective or, in the case of a Participant who first becomes eligible to participate in the Plan during the Plan Year, the supplemental salary reduction agreement shall be executed within thirty (30) days of initial eligibility under this Plan effective for Compensation earned subsequent to the election. The supplemental salary reduction agreement for any Plan Year shall be irrevocable for such Plan Year. Moreover, an election for a Plan Year shall remain in full force and effect for all subsequent Plan Years unless modified or revoked by the Participant in writing to the Plan Administrator before the first day of the Plan Year for which such modification or revocation is to be effective. Notwithstanding the preceding sentence, a supplemental salary reduction agreement shall be revoked automatically once a Participant ceases to be an active Participant as set forth in Section 3.2 of this Plan.

(b)	Effectiveness of Salary Reduction Agreement. A Participant’s supplemental salary reduction agreement shall take effect and amounts specified in the supplemental salary reduction agreement shall begin to be credited to such Participant’s Salary Reduction Contributions Account at such time as the Participant has made the maximum pre-tax elective deferrals to the Thrift Plan allowed by Code Section 402(g) or by the provisions of the Thrift Plan.

(c)	Allocation. Salary reduction contributions shall be allocated to the Participant’s Salary Reduction Contributions Account as of the last day of each calendar quarter within the Plan Year.

4.2	Employer Matching Contributions

(a)	Eligibility. A Participant shall be credited with matching contributions under this Plan for such Plan Year at such time as the Participant ceases to receive a matching contribution under Section 4.01 of the Thrift Plan regardless of whether such Participant’s supplemental salary reduction agreement has become effective as provided in Section 4.1 (b) above.

(b)	Amount. The amount of matching contributions credited to a Participant’s account under this Plan shall be equal to one hundred percent (100%) of the sum of (i) and (ii) below:

(i)	the Participant’s unmatched (determined on a per payroll basis) pre-tax elective deferrals made to the Thrift Plan pursuant to Section 4.02 of the Thrift Plan; and

(ii)	salary reduction contributions credited to the Participant’s account under this Plan pursuant to the Participant’s supplemental salary reduction agreement.

Provided, however, that (A) no matching contributions shall be made on salary reduction Contributions or deferrals under (i) or (ii) above to the extent that such salary reduction contributions or deferrals (determined on a per payroll basis) exceed six percent (6%) of a Participant’s Compensation; and (B) nothing in this Section 4.2 shall entitle a Participant to be credited with a matching contribution under this Plan for any salary reduction contribution or deferral made to the Thrift Plan prior to the time such Participant has received the maximum matching contributions to the Thrift Plan allowed under the terms of the Thrift Plan.

(c)	Allocations. Matching contributions shall be allocated to the Participant’s Matching Contributions Account as of the last day of each calendar quarter within the Plan Year.

4.3	Forfeitability of Benefits.

Participants shall have a one hundred percent (100%) vested and nonforfeitable right to the balance of their Account under this Plan at all times, subject, however, to the substantial risk of forfeiture set forth in Section 5.3.

4.4	Change in Control.

Notwithstanding anything in the Plan to the contrary, in the event that a Participant is employed by the Company (or any entity that must be treated as a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code) at the time of a Change in Control (as defined herein), the Participant shall (regardless of whether he has become a Retiree or attained age 55 on the date of his termination of employment) be entitled to payment of a retirement benefit under the Plan in the form elected by the Participant in his or her irrevocable election pursuant to Section 3.3 (determined as if he were to become a Retiree upon termination of employment) if the Participant’s employment with the Company (or any entity that must be treated as a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code) terminates within two (2) years after a Change in Control has occurred.

For purposes of this Plan, a “Change in Control” shall mean:

(a)  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored, maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this section; or

(b)  Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or related trust of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that the such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

(d)  Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Article V.    Accounts; Financing

5.1	Participant Accounts

Each contribution credited to a Participant under Article IV shall be allocated to an individual bookkeeping Account maintained on behalf of that Participant by the Plan Administrator. Each Participant’s Account shall be adjusted for earnings in the manner described in Section 5.2.

5.2	Valuation of Participant Accounts

As of each Valuation Date, each Participant’s Account shall be adjusted to reflect earnings as follows. An average of the Participant’s Account (the “Average Account Balance”) shall be obtained by dividing (a) the sum of (i) the Participant’s Account as of the immediately preceding Valuation Date and (ii) the Participant’s Account as of the immediately preceding Valuation Date plus all contributions since the immediately preceding Valuation Date, by (b) two (2). The Participant’s Average Account Balance shall be multiplied by the Applicable Interest Rate, and this product shall be added to or subtracted from the Participant’s Account. The Applicable Interest Rate shall be determined by calculating the percentage (either positive or negative) obtained by dividing the Participant’s net earnings or losses of all funds in the Thrift Plan as of the Valuation Date by the Participant’s average Thrift Plan balance. The Participant’s average Thrift Plan balance shall be calculated by dividing (a) the sum of (i) the Participant’s total balance in the Thrift Plan as of the Valuation Date and (ii) the Participant’s total balance in the Thrift Plan as of the immediately preceding Valuation Date, by (b) two (2). If the Participant does not have a balance in the Thrift Plan as of the Valuation Date, the Participant’s Account shall be adjusted to reflect earnings by multiplying the Participant’s Average Account Balance by the average rate of return for the “fixed income fund” in the Thrift Plan for the period.

5.3	Financing

The benefits under this Plan shall be paid out of the general assets of the Employers (including assets held in the Trust). No Participant or Beneficiary shall have any interest in any specific asset of any Employer. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of any Employer. Nothing contained in this Plan, and no action taken pursuant to the provisions of this Plan, shall create a fiduciary relationship between an Employer and any Participant or Beneficiary or a right of continued employment for any Participant.

Article VI.    Distributions

6.1	Termination of Service

Upon a Participant’s Termination of Service, the Participant shall be entitled to the balance of his or her Account. This balance shall be paid to the Participant pursuant to the Participant’s election of distribution form as provided in Section 3.3.

6.2	Death of the Participant

If the Participant dies before the distribution of his or her Account is completed, the balance in the Account shall be distributed to the Participant’s Beneficiary in a lump sum payment or in 5 or 10 year annual installments based on the form of distribution elected by the Participant as provided in Section 3.3, beginning within 90 days of the Valuation Date immediately following the Participant’s death. Notwithstanding any election by the Participant, if the Participant’s balance at the time of his or her death does not exceed $50,000, the Participant’s benefit shall be paid to his or her Beneficiary in a lump sum cash payment within ninety (90) days of the Valuation Date immediately following the Participant’s death.

6.3	No In-Service Withdrawals

A Participant may not receive a distribution from his or her Account before incurring a Termination of Service.

Article VII.    Administration

7.1	Administration

The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have all powers necessary or appropriate to carry out the provisions of the Plan. It may, from time to time, establish rules for the administration of the Plan and the transaction of the Plan’s business. The Plan Administrator shall have absolute and complete discretionary authority to interpret and administer the Plan and shall have the exclusive right to make any finding of fact necessary or appropriate for any purpose under the Plan including, but not limited to, the determination of eligibility for and amount of any benefit. The Plan Administrator shall have the exclusive right to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan or in connection with its administration, including, without limitation, the right to remedy or resolve possible ambiguities, inconsistencies, or omissions by general rule or particular decision, all in its sole and absolute discretion. To the extent permitted by law, all finding of fact, determinations, interpretations, and decisions of the Plan Administrator shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan. The Plan Administrator may, in its sole and absolute discretion, delegate any of its powers and duties under this Plan to one or more individuals. In such a case, every reference in the Plan to the Plan Administrator shall be deemed to include such matters within their jurisdiction. The Plan Administrator shall have the right to consult with attorneys and other advisors regarding its duties under this Plan, which attorney and advisors may be employed by an Employer.

7.2	Appeals from Denial of Claims

Any participant may file a claim for benefits. If the claim is denied, the claimant shall be provided written notice within ninety (90) days with:

•	Specific reasons for the denial

•	Specific references to the Plan provisions on which the denial is based

•	A description of any additional information needed and why it is needed; and

•	An explanation of (1) the procedures and time limits for an appeal, (2) the right to obtain information about the procedures and (3) the right to sue in federal court.

If there are special circumstances delaying the determination of the claim, the claimant may be notified within the 90 day period explaining the special circumstances and stating that an answer will be provided within 90 more days. If an answer is not received within the 90 days (or 180 days if an extension notice has been provided) the claim shall be deemed denied.

Any claimant for a benefit (or, as applicable, his or her estate or other representative or beneficiary) may, within sixty (60) days after receipt of a letter of denial appeal to the Claims Review Committee, by writing to the Head of Human Resources of the plan sponsor and may request a review of the denial of the benefit, with opportunity to submit his or her position in writing. Appeals not timely filed shall be barred. The claimant is entitled to:

•	receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim

•	submit written comments, documents, records, and other information relating to the claim, which will be considered without regard to whether such information was submitted or considered in the initial determination

The Claims Review Committee shall meet quarterly on the third Thursday in the months of February, May, August, and November or such other time as the Claims Review Committee shall determine, provided that a claim is pending. If a claim is received by the Claims Review Committee at least thirty (30) days before a quarterly meeting, such appeal will be considered at that meeting; otherwise, such appeal will be considered at the first subsequent quarterly meeting. If there are special circumstances, the decision may be delayed until the third meeting following receipt of the request. If special circumstances require an extension, the claimant will be notified.

The Claims Review Committee will render a written decision, written in a manner calculated to be understood by the claimant, and mail the written decision to the claimant at the claimant’s last address known to the plan sponsor, specifying by reference to the Plan the reasons for denial of such part or all of the claimed benefit as it denies upon review. Such letter shall state the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information relevant to the claim; describe the Plan’s voluntary appeal procedures, if any, and notify the claimant of his or her right to bring an action under Section 502(a) of ERISA.

7.3	Tax Withholding

The Employer may withhold from any payment under this Plan any federal, state, or local taxes required by law to be withheld with respect to the payment and any sum the Employer may reasonably estimate as necessary to cover any taxes for which it may be liable and that may be assessed with regard to the payment.

7.4	Expenses

All expenses incurred in the administration of the Plan shall be paid by the Employers.

Article VIII. Adoption of the Plan by Affiliate; Amendment and Termination of the Plan

8.1	Adoption of the Plan by Affiliate

All Affiliates of the Company are deemed to have adopted this Plan as of the later of (i) the effective date of this Plan as set forth in Section 1.1 or (ii) the date of such Affiliate’s affiliation with the Company.

8.2	Amendment and Termination

The Company hereby reserves the right to amend, modify or terminate the Plan at any time and for any reason by action of the Board or the Committee. However, no amendment or termination shall adversely affect the amount of benefits accrued by a Participant prior to the date of the amendment or termination.

Article IX.    Miscellaneous Provisions

9.1	Nonalienation

No benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge shall be void. Benefits shall not be in any manner subject to the debts, contracts, liabilities, engagements, or torts of, or claims against, any Participant or Beneficiary, including claims of creditors, claims for alimony or support, and any other like or unlike claims.

9.2	Distribution to Minors & Incompetents

In making any distribution to or for the benefit of any minor or incompetent person, the Plan Administrator, in its sole and absolute discretion, may, but need not, direct such distribution to a legal or natural guardian or other relative of such minor or court appointed committee of such incompetent, or to any adult with whom such minor or incompetent temporarily or permanently resides, and any such guardian, committee, relative or other person shall have full authority and discretion to expend such distribution for the use and benefit of such minor or incompetent. The receipt of such guardian, committee, relative or other person shall be a complete discharge to the Company and any Employer hereunder without any responsibility on its part or on the part of the Plan Administrator to see to the application thereof.

9.3	Severability

If any provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect its remaining parts. The Plan shall be construed and enforced as if it did not contain the illegal or invalid provision.

9.4	Applicable Law

Except to the extent preempted by applicable federal law, this Plan shall be governed by and construed in accordance with the laws of the state of Alabama.

In Witness Whereof, AmSouth Bancorporation, on behalf of itself and all participating Affiliates, has caused its authorized officers to execute this document on December 29, 2003, effective as of January 1, 2004.

AMSOUTH BANCORPORATION

By:	/s/ C. Dowd Ritter
Its:	Chairman, President and
Chief Executive Officer

ATTEST:

/s/    Michelle Bridges

Its: Assistant Secretary